UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Inphi Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INPHI CORPORATION

3945 Freedom Circle, Suite 1100

Santa Clara, California 95054

(408) 217-7300

August     , 2012

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders. The Special Meeting of Stockholders will be held at 9:00 a.m., Pacific Time, on September     , 2012, at the offices of our outside corporate counsel, Pillsbury Winthrop Shaw Pittman, located at 2550 Hanover Street, Palo Alto, California 94304.

The formal notice of the Special Meeting of Stockholders and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Special Meeting of Stockholders, it is important that your shares be represented and voted at the Special Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Special Meeting in person.

The Board of Directors and management look forward to seeing you at the Special Meeting of Stockholders.

Sincerely,

John Edmunds

Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held September     , 2012

To Our Stockholders:

Inphi Corporation will hold a Special Meeting of Stockholders at 9:00 a.m., Pacific Time, on September     , 2012, at the offices of our outside corporate counsel, Pillsbury Winthrop Shaw Pittman, located at 2550 Hanover Street, Palo Alto, California 94304. We are holding the Special Meeting of Stockholders:

•	to approve a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of stock options with a lower exercise price; and

•	to transact such other business as may properly come before the Special Meeting of Stockholders and any adjournments or postponements of the Special Meeting of Stockholders.

Only stockholders of record at the close of business on August 24, 2012 are entitled to notice of, and to vote at the Special Meeting of Stockholders and any adjournments or postponements thereof. For ten days prior to the Special Meeting of Stockholders, a complete list of stockholders entitled to vote at the Special Meeting will be available at the Secretary’s office at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054.

It is important that your shares are represented at this Special Meeting of Stockholders. Even if you plan to attend the Special Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, by telephone or via the Internet. This will not limit your rights to attend or vote at the Special Meeting.

By Order of the Board of Directors,

John Edmunds Chief Financial Officer and Secretary

Santa Clara, California

August     , 2012

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on September     , 2012.

Our Proxy Statement for the Special Meeting of Stockholders, along with the proxy card is available on our website at www.inphi.com.

i

INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Inphi Corporation, a Delaware corporation, of proxies to be used at the Special Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Special Meeting). The Special Meeting will be held at the offices of our outside legal counsel, Pillsbury Winthrop Shaw Pittman, at 2550 Hanover Street, Palo Alto, California 94304 at 9:00 a.m., Pacific Time, on September     , 2012. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about August     , 2012.

Appointment of Proxy Holders

Our Board asks you to appoint Ford Tamer and John Edmunds as your proxy holders to vote your shares at the Special Meeting. You make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Special Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on August 24, 2012, the record date for the Special Meeting, can vote at the Special Meeting. As of the close of business on August 24, 2012, we had              shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of August 24, 2012.

How You Can Vote

You may vote your shares at the Special Meeting either via the Internet, by mail or in person as described below. Our Board recommends that you vote via the Internet or by mail as it is not practical for most stockholders to attend the Special Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the instructions on the voting instruction card received from the bank or broker.

Voting via the Internet. You can vote by proxy via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope or as instructed on the voting instruction card.

Voting at the Special Meeting. You may vote in person at the Special Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Special Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the approval of a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of stock options with a lower exercise price.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Special Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Special Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Special Meeting.

Required Vote

The matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of August 24, 2012, must be present to hold the Special Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, generally your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. However, Proposal 1 (option exchange program) is not considered a routine matter, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, e-mail, or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

PROPOSAL 1

APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES

(EXCLUDING EXECUTIVE OFFICERS AND DIRECTORS)

We are seeking stockholder approval for a one-time Stock Option Exchange Program (the Exchange Program). Under the Exchange Program, eligible employees would be permitted to exchange outstanding stock options granted under our 2010 Stock Incentive Plan (2010 Plan) between January 2011 and July 2011 and with exercise prices equal to or greater than $16.63 per share (the Eligible Options) for a lesser number of stock options (the Replacement Awards) to be granted following the expiration of a tender offer to be made to eligible employees. Our directors and executive officers (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the Exchange Act)) are not eligible to participate in the Exchange Program.

The Exchange Program is structured as a value-neutral exchange. The Replacement Awards would be targeted at providing value that is, in the aggregate, not greater than the fair value of the exchanged stock options. This means that the employees who participate in the Exchange Program are expected to receive a number of Replacement Awards with an aggregate value that does not exceed the aggregate value of the stock options surrendered in the exchange. The Exchange Program is intended to encourage retention and engagement among our employees in a manner that is substantially cost neutral and simple to communicate and implement.

Although we are not required to do so under applicable New York Stock Exchange listing requirements, we are seeking to obtain stockholder approval of the Exchange Program. If stockholders do not approve the Exchange Program proposal, we will not offer the Exchange Program, and the Eligible Options will continue in accordance with their terms.

Background

Our equity compensation programs are designed to attract and retain highly qualified talent. Almost all of our employees participate in our equity grants. Stock options have been a significant part of the equity compensation granted to employees. As a result, as of July 31, 2012, we had approximately 4,146,700 shares underlying outstanding stock options granted to our employees, which were held by 171 employees.

Over the past 16 months, our stock price has declined significantly. This decline has had a negative impact on our ability to motivate and retain employees who previously received option grants with higher exercise prices. This decline in our stock price has been due, in part, to several factors beyond the control of our employees. We believe these factors have included:

•

Concerns in the stock market regarding the world-wide economy following the March 11, 2011 tsunami in Japan. We also now believe this led some customers, fearful of potential supply shortages, to begin to hoard inventory in the spring of 2011 and then consume that inventory later in the year rather than replenish through placing new orders with us. We believe this caused our business to suffer later in the calendar year.

•

Industry supply concerns and resulting inventory issues referred to above, combined with an overall stock market dampening in the spring of 2011 caused by concerns over multiple European sovereign debt crises, US fiscal imbalances, decelerating US market growth, high unemployment in the US, as well as forecasted Chinese inflation. With regard to the optical communications markets specifically, we believe an earnings press release from Finisar dated June 15, 2011 also served to substantiate financial markets’ fears about one of our markets, further dampening our stock price. In this earnings press release, Finisar guided for a second consecutive quarterly revenue decline, which, for the second consecutive quarter, was below Wall Street expectations due to an extended slowing in their optical communications business. For Inphi, we believe all of these factors resulted in an approximate $5 decline in the stock price over the course of May and June without any additional news or guidance from the Company. In fact, due in part to new product introductions, the Company’s sales of products into the communications markets improved modestly in the June 2011 quarter.

•

On July 26, 2011, the Company announced that a slower-than-expected rollout of Intel Corporation’s Xeon platform would impact its performance in the third quarter. On the first full day of trading after the July 26 announcement, the Company’s stock dropped from $17.11 to $13.54 per share, which we believe was primarily driven by our announcement regarding the rollout of Intel’s Xeon platform.

•

On August 5, 2011, Standard & Poor’s Ratings Services announced a downgrade of United States government debt from AAA to AA resulting in a further overall decline in the stock market. On the first day of trading after the announcement by S&P, our stock traded down by approximately $2 per share. On August 23, 2011, the Company revised its revenue guidance for the third quarter of 2011 from a range of $22 to 24 million to a range of $16 to $18 million. This was due to news of a further delay in the introduction of the next-generation CPU platform from Intel, thereby resulting in a further delay in the volume shipments of new Inphi products. In addition, due to a deteriorating economy throughout the summer, we believe customers elected to consume their own inventory, resulting in the rate of bookings for the third quarter of 2011 being slower than previously anticipated. On the first day of trading after the August 23 revision, the Company’s stock dropped further by approximately $3 per share and then averaged $8.53 for the daily trading closing price for the balance of the third quarter of 2011. Our price has averaged $11.44 for the daily trading closing price since the beginning of the fourth quarter of 2011.

The Company believes its business has become more stable over the last 12 months and the prospects for the Company’s growth have strengthened due to the introduction and ramp of new products that are the result of employee efforts in marketing, sales and research and development. The new CPU platform referred to above did in fact begin a staged launch on March 5, 2012. However, despite our efforts to reinvigorate our business and improve our performance, our stock price has continued to remain at a relatively low level. Additionally impeding our efforts have been the ongoing economic recession, increased market volatility and other factors, many of which are beyond the control of the Company or its employees. These factors may continue to prevent significant near term increases in our stock price.

As of July 31, 2012, the closing price of our common stock on the New York Stock Exchange was $11.00 and approximately 49% of the shares underlying outstanding stock options held by our employees were below this trading price. Approximately 14% of the shares underlying the stock options held by employees as of that date had exercise prices equal to or greater than $16.63 per share and were granted between January 2011 and July 2011.

In considering how best to continue to motivate, retain and reward our employees who have stock option awards that are underwater, we evaluated several alternatives, including increasing cash compensation and granting additional equity awards. In order to replace the intended benefits of equity incentives that have an exercise price significantly higher than our current trading price, in addition to incurring costs associated with equity incentives already granted, we would need to substantially increase cash compensation. The payment of additional cash compensation would increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these cash compensation increases would not reduce our overhang. If we were to make additional grants of stock options without requiring employees to exchange existing eligible options, we would substantially increase our equity award overhang, the potential dilution to our stockholders and our compensation expense. As a result, we determined that a program under which employees could exchange eligible stock options for a replacement stock option to purchase a lesser number of shares was the most attractive alternative.

Benefits to Stockholders

We believe that our stockholders will benefit from the Exchange Program, as it will drive improved retention and engagement among a significant portion of our workforce, at substantially no change in cost. The price of our common stock, along with the stock price of other semiconductor companies as evidenced by the Philadelphia Semiconductor Sector Index, has experienced a significant decline since the beginning of 2011. As a result, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of July 31, 2012, employees held 508,399 Eligible Options with exercise prices ranging from $16.63 per share to $22.07 per share, while the closing price of our common stock on the New York Stock Exchange on that date was $11.00. These “out-of-the-money” options are no longer effective as performance and retention incentives. Because such a large number of our outstanding stock options have exercise prices well above the current stock price, many employees believe their stock options are of little or no value. These stock options are no longer an effective means of retaining our key talent, but we will continue to recognize the compensation expense of these options as they are likely to remain unexercised until they expire. The current situation provides a considerable challenge to maintaining employee motivation, as well as creating a serious threat to retention until a recovery commences. The Exchange Program would help to address both of these concerns and reinvigorate a culture based on employee stock ownership.

Successful execution of the Exchange Program would reduce our outstanding stock option overhang and avoid the potential dilutive effects that would be associated with granting new stock options to supplement, rather than replace, outstanding stock options. Underwater stock option awards have little or no retentive value but remain in overhang until they are exercised, expire, or are cancelled. Our overhang on July 31, 2012 was approximately 20%. Under the Exchange Program, we expect that a reduction in overhang will occur because participating employees will receive fewer shares with their new stock options than the number of shares that could be purchased under their old stock options being surrendered, and surrendered shares subject to the old stock options (in excess of those subject to the Replacement Awards) will be cancelled and not be re-issued under the 2010 Plan. The number of stock options replacing the tendered ones would be determined by an “exchange ratio” that is set forth in more detail below. In our proposed Exchange Program, the exchange ratio would depend on the exercise price of the original option and is designed to provide, in the aggregate, a value-neutral exchange. The Exchange Program is intended to be a value-neutral exchange, which means that in order to obtain a new at-the-money stock option, an employee will be required to surrender a higher number of underwater stock options that have an aggregate value approximately equivalent to or more than the new stock option.

By structuring the Exchange Program as a value-neutral exchange, we would restore near-term potential value to the stock options held by employees, while not creating material additional compensation expense to us. We use Financial Standards Accounting Board (FASB) ASC Topic 718 to calculate the share-based compensation for the Eligible Options. Using this method, we are required to recognize $5.56 million (net of forfeitures) in compensation expense relating to the Eligible Options, of which $1.81 million has already been recognized. The remaining $3.75 million would have to be recognized even if those outstanding awards are never exercised because they are underwater.

Benefits to Employees

The Exchange Program would benefit our employees by providing a renewed stake in our future success. The Replacement Awards would have a new exercise price that reflects our stock price at the time the Exchange Program is completed. However, because the Exchange Program is structured as a value-neutral exchange, eligible employees who participate in the Exchange Program would receive a smaller number of Replacement Awards than those that are surrendered.

If our stockholders do not approve the Exchange Program, Eligible Options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these Eligible Options, even though the Eligible Options may have little or no retention or incentive value.

Overview of the Option Exchange Program

If stockholders approve the Exchange Program, our Board will determine the date upon which the Exchange Program will begin. At that time, we will file written materials relating to the Exchange Program with the United States Securities and Exchange Commission (the SEC) as part of a tender offer statement on Schedule TO. Should our stock price increase significantly before the tender offer begins, we will adjust the exchange ratio accordingly and / or reassess the advisability of implementing the Exchange Program. After we file materials with the SEC, we will send to eligible employees written materials explaining the precise terms and timing of the Exchange Program. Documents filed relating to the Exchange Program will be available to the public, including eligible employees, at http://www.sec.gov.

Under the terms of the Exchange Program, eligible employees who elect to participate would surrender Eligible Options they currently hold, and in return would receive new Replacement Awards under our 2010 Plan. We are not taking advantage of very recent declines in stock price. Therefore, we are not including any recent stock option grants in the Exchange Program. Specifically, we will not include any stock option grants made on or after July 15, 2011. In all cases, the number of Replacement Awards received will be fewer than the number of Eligible Options surrendered.

As of July 31, 2012, we had 4,909,622 shares underlying outstanding options under all of our equity compensation plans. Of these shares underlying outstanding stock options, up to 508,399 shares (or approximately 10%) would be eligible for exchange under the proposed Exchange Program. The actual number of Eligible Options will depend on the number of countries where we determine it to be practical and desirable to offer the Exchange Program.

Based on the assumptions described below, if all Eligible Options are exchanged, options to purchase approximately 508,399 shares would be surrendered and canceled, while Replacement Awards covering approximately 307,291 shares would be granted, resulting in a net reduction in the equity award overhang by approximately 201,107 shares. As of Aug 24, 2012, the total number of shares of our common stock outstanding was             and the closing price of our common stock was $        per share.

The following information as of July 31, 2012 with respect to the equity incentive plan applicable to this Exchange Program is presented for reference:

Shares available for future grant	1,533,559
Shares issuable pursuant to outstanding options:	4,909,622
Weighted average exercise price of all outstanding options	9.29
Weighted average remaining term of all outstanding options	6.86
Shares issuable pursuant to all other outstanding equity awards (includes RSUs and RSAs)	1,715,684

If our stockholders do not approve the Exchange Program, eligible stock options will remain outstanding and in effect in accordance with their existing terms.

Structure of the Option Exchange Program

Timing

If the Exchange Program is approved by our stockholders, upon approval of the specific terms of the Exchange Program by our Board, we will file an Offer of Exchange with the SEC. We will then distribute the Offer of Exchange to eligible employees and initiate the exchange period. Eligible employees will be given at least 20 business days from the date the Exchange Program is initiated to elect to exchange any or all of their Eligible Options for Replacement Awards. We expect to implement the Option Exchange Program as soon as administratively possible after stockholder approval on September     , 2012, but in any event it will be implemented no later than 12 months following the date stockholders approve the Exchange Program.

Eligible Employees

The Exchange Program would be open to all of our employees worldwide who are employed at the beginning and the end of the exchange period and on the new option grant date, and who hold Eligible Options, except for the following:

•	Members of our Board of Directors;

•	Our named executive officers; and

•	Employees located in countries where we determine that it is neither practical nor desirable to offer the Exchange Program.

We intend to make the Exchange Program available to our employees who are located outside of the United States, where permitted by local law and where we determine it would be practicable to do so. It is possible that we would need to make modifications to the terms of the Exchange Program offered to employees in countries outside the United States either to comply with local requirements, or for tax or accounting reasons. In addition, we may exclude employees in certain non-U.S. jurisdictions from the Exchange Program if local law, expense, complexity, administrative burden or similar considerations would make their participation illegal, infeasible or impractical. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.

Up to 121 employees would be eligible for the Exchange Program. The Exchange Program will not be made available to former employees or retirees.

Eligible Options.

As noted above, the “Eligible Options” as of the date the Exchange Program commences that may be exchanged are stock options with an exercise price that is greater than or equal to $16.63, which is higher than the highest closing price of our common stock during the 52-week period prior to that date. As of July 31, 2012, options for approximately 4,909,622 shares of our common stock were outstanding under all of our equity compensation plans. Of these outstanding options, the number of shares underlying options held by eligible employees with exercise prices greater than or equal to $16.63 is 508,399. In all cases, options that have exercise prices less than $16.63 will not be Eligible Options. Our Board will finalize the minimum exercise price of the Eligible Options prior to the commencement of the Exchange Program and may increase (but not decrease) the minimum exercise price for Eligible Options above the 52-week high closing price for our stock price if it deems appropriate in light of our stock price at the time the Exchange Program commences.

The following table sets forth detailed information about the Eligible Options:

Exercise Price	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years*
$ 16.63	70,199	$16.63	8.95
$ 18.02	21,450	$18.02	8.47
$ 22.07	416,750	$22.07	8.68

Total	508,399	21.147978	8.71

*	As of July 31, 2012

Replacement Awards

Replacement Awards would be used for eligible employees located in the United States and are anticipated to be used in most of the countries with eligible employees covered by the Exchange Program. It is possible that certain terms of the Exchange Program may need to be modified in countries outside the United States in order to comply with local requirements, or for tax, accounting or administrative reasons.

Exchange Ratios

We refer to the number of options that an employee must surrender for cancellation in exchange for one new replacement option as the “exchange ratio.” The exchange ratios for the Exchange Program would be based on the individual exercise prices of the existing options that are surrendered for exchange and the estimated fair value of the options that would be received in the exchange. If our stockholders approve this proposal, we will determine the exchange ratios shortly before the Offer commences.

In our Exchange Program we propose to offer three “tiers” in which eligible options at a similar set of exercise prices would be exchanged for a corresponding number of replacement options. The exchange ratio for the higher-exercise price tiers would be higher than the exchange ratio for the lower-exercise price tiers. Setting the exchange ratios in this manner is intended to result in the offer of replacement options that have a fair value equal, in the aggregate, to the fair value of the tendered options they replace.

The actual exchange ratios would be determined by the Compensation Committee shortly before the beginning of the tender offer. We have determined that the exchange ratios would be based on calculations provided by a reputable third-party compensation consultant based on the fair value of the eligible options using the Black-Scholes option pricing model, consistent with our past methodologies and based on reasonable assumptions about factors such as the volatility of our stock, the holding period and expected term of an option.

We cannot determine the exact exchange ratios until the beginning of the Offer, but we have provided the following example for illustration purposes, based on the following assumptions:

Option Exchange Program would have commenced on August 7, 2012

Then-applicable 52-week closing high stock price: $15.97

Then-current fair market value of our shares: $10.76

Resulting minimum exercise price eligible for program: $16.63

Assumption for expected volatility for valuations: 50%

Exercise Price of Eligible Options:	Assumed Exchange Ratio for Eligible Options (Number of Eligible Options exchangeable into Replacement Awards)
$16.63	1.35
$18.02	1.49
$22.07	1.73

If we assume that all Eligible Options in the above example were surrendered in the Exchange Program, following is additional information for the Eligible Options and the Replacement Awards that would be granted in the exchange:

	Current Exercise Price of Eligible Options
	$16.63	$18.02	$22.07

Number of Shares Underlying Eligible Options	70,199	21,450	416,750

Weighted Average Remaining Life	8.95	8.47	8.68

Exchange Ratio	1.35	1.49	1.73

Number of Shares Underlying Replacement Awards	51,999	14,395	240,895

Following the exchange in the example above (excluding any grants after July 15, 2011), with respect to equity incentive plans applicable to this Exchange Program, there would be 1,533,559 shares available for grant, 4,708,512 options outstanding and 1,715,684 restricted stock units outstanding under the 2010 Plan. These outstanding options would have a weighted average exercise price of $8.10 (assuming the exercise price for the Replacement Awards is $10.76) and a weighted average remaining term of 6.78 years.

Participation

Participation in the Exchange Program is voluntary. Under the Exchange Program, eligible employees will have the choice, on a grant by grant basis, to exchange any or all of their Eligible Options. However, eligible employees would not be permitted to exchange a portion of a single option grant for Replacement Awards; but rather would be required to exchange all or none of the Eligible Options within a single grant.

Vesting, Term and Other Provisions of Replacement Awards

The Replacement Awards would vest under the same vesting schedule as the Eligible Options that were exchanged. As of July 31, 2012, the Eligible Options that are expected to be eligible for Replacement Awards will have a weighted average remaining vesting period of approximately 33 months and a weighted average remaining term of approximately 8.71 years. The other terms and conditions of the Replacement Awards would be governed by the 2010 Plan and would be outlined in an award agreement to be entered into as of the grant date.

Cancellation of Surrendered Eligible Options

All surrendered stock options in excess of those that would be subject to the Replacement Awards would be cancelled at the time of the proposed exchange. Eligible Options that are not surrendered will not be affected and will remain exercisable according to their original terms.

Accounting Treatment

The Exchange Program will be accounted for under FASB ASC Topic 718. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. Any difference between the fair value of the new Replacement Awards over the fair value of the exchanged options at the time of the exchange will result in a modest additional compensation expense. The actual amount of the compensation expense will depend on participation levels and on the exchange ratios, Black-Scholes values, and vesting schedules established at the time of the exchange. We do not expect the additional compensation expense, if any, to be material to us.

U.S. Federal Income Tax Consequences

The exchange of Eligible Options should be treated as a non-taxable exchange and neither we nor our employees should recognize any income for U.S. federal income tax purposes upon the grant of the Replacement Awards. However, the tax consequences for participating non-U.S. employees may differ from U.S. federal income tax consequences.

Potential Modification to Terms to Comply with Governmental Requirements

If we commence the Exchange Program, the terms of the Exchange Program will be described in a Schedule TO that will be filed with the SEC before or concurrent with the initiation of the exchange period. Although we do not expect the SEC to require any modifications, it is possible that we would need to alter the terms of the Exchange Program to comply with comments from the SEC. In addition, we intend to make the Exchange Program available to certain employees located outside the United States, where permitted by local law and where we determine it would be practical and desirable to do so. It is possible that we would need to make modifications to the terms offered to employees in countries outside the United States either to comply with local requirements, or for tax or accounting reasons. We also reserve the right not to implement the Exchange Program in any country where it would be impractical or inadvisable to do so.

Effect on Stockholders

Although we are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which employees will exchange their eligible awards, we have designed the Exchange Program in a manner intended to ensure that the value of the equity granted in the Exchange Program is no greater than the value of the eligible awards surrendered. The Exchange Program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang and recapture value for compensation expense already being incurred.

Approval by Stockholders

Approval of this Proposal 1 requires the affirmative vote of a majority of the voting power present or represented by proxy and voting. The approval of the Exchange Program is a proposal on which a broker or other nominee is generally not empowered to vote using discretion; and therefore broker non-votes may exist with respect to this proposal. Accordingly, it is important for you to provide instructions to your broker or other nominee on how you wish to vote on this proposal.

RECOMMENDATION OF OUR BOARD

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ONE-TIME STOCK OPTION EXCHANGE PROGRAM. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ONE-TIME STOCK OPTION EXCHANGE PROGRAM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 31, 2012 regarding the number of shares of common stock and the percentage of common stock, beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 28,412,920 shares of common stock outstanding on July 31, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 31, 2012, or September 29, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

FMR LLC(1)	3,594,368	12.7%
Entities affiliated with Walden International(2)	3,116,458	11.0
Entities affiliated with Mayfield Fund(3)	2,784,420	9.8
Entities affiliated with Tallwood I, L.P.(4)	1,651,820	5.8
Allianz Global Investors Capital LLC(5)	2,201,088	7.7
TimesSquare Capital Management LLC(6)	1,459,350	5.1
RS Investment Management Co. LLC(7)	1,448,118	5.1

Directors and Named Executive Officers:
Ford Tamer	—	—
Young K. Sohn(8)	863,200	3.0
John Edmunds(9)	238,934	*

Ron Torten(10)	44,142	*

Diosdado P. Banatao(4)(11)	1,655,802	5.8

Chenming Hu(12)	55,724	*
David J. Ladd	21,202	*
Sam S. Srinivasan(13)	50,053	*
Peter J. Simone(14)	21,124	*
Lip-Bu Tan(2)(15)	3,120,440	11.0

David Liddle	—	—
Norman Yeung(16)	198,353	*

All current directors and executive officers as a group (11 persons)(17)	5,405,774	18.8

*	Amount represents less than 1% of our common stock.

(1)

Based solely on information reported on a Schedule 13G filed on May 10, 2012 by FMR LLC, this amount consists of 3,590,268 shares beneficially held by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 2,816,170 shares. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC each have sole dispositive power over 3,590,268 shares. Members of the family of Edward C. Johnson 3d, as the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC through their ownership of voting common shares and the execution of a shareholders’ voting agreement. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 4,100 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each has sole dispositive power over 4,100 shares and sole power to vote or to direct the voting of 0 shares of our common stock owned by the institutional accounts managed by PGATC. The principal address for Fidelity is 82 Devonshire Street, Boston, Massachusetts, 02109, the principal address for PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(2)

Based on the Schedule 13G/A filed on February 14, 2012, represents 52,609 shares held by Asian Venture Capital Investment Corporation (AVCIC), 52,609 shares held by International Venture Capital Investment Corporation (IVCIC), 52,609 shares held by International Venture Capital Investment III Corp. (IVCIC III), 46,579 shares held by Pacven Walden Ventures Parallel V-A C.V., 46,579 shares held by Pacven Walden Ventures Parallel V-B. C.V., 55,659 shares held by Pacven Walden Ventures Parallel VI, L.P., 4,955 shares held by Pacven Walden Ventures V Associates Fund, L.P., 2,021,291 shares held by Pacven Walden Ventures V, L.P., 714,816 shares held by Pacven Walden Ventures VI, L.P., 32,584 shares held by Pacven Walden Ventures V-QP Associates Fund, L.P. and 36,168 shares held by Seed Ventures III Ptd Ltd. Lip-Bu Tan, one of our directors, is the sole director of Pacven Walden Management V Co. Ltd,. which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P. (Pacven V and affiliated funds). He is also the sole director of Pacven Walden Management VI Co. Ltd., which is the general partner of Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P. (Pacven VI and Parallel Funds). Mr. Tan is also a director of each of Seed Ventures III Ptd Ltd, AVCIC, IVCIC and IVCIC III. The voting and investment power over the shares held by AVCIC is determined by a majority of its six directors, You-Lin Lu, Allen Kao, Allen Hsu, Wee Ee Cheong, George Lee and Mr. Tan, all of whom disclaim beneficial ownership of shares held by AVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC is determined by a majority of its 13 directors, You-Lin Lu, Allen Hsu, C. C. Kuo, Allen Kao, Yaw Nan Lu, James Tseng, Wen-Ching Tseng, Yu-Hwei Huang, F. C. Sun, Hock Voon Loo, Wee Ee Cheong, Lorin Young and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC III is determined by a majority of its four directors, James Tseng, Yaw Nan Lu, Julian Yu and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC III except to the extent of any pecuniary interest therein. Mr. Tan, Mary Coleman, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds and Pacven VI and Parallel Funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.

(3)

Based on the Schedule 13G/A filed Mayfield XI Management, LLC on January 24, 2012, represents 50,118 shares held by Mayfield Associates Fund VI, a Delaware limited partnership (MF AF VI), 172,633 shares held by Mayfield Principals Fund II, a Delaware limited liability company (MF PF II), 150,357 shares held by Mayfield XI, a Delaware limited partnership (MF XI), and 2,411,312 shares held by Mayfield XI Qualified, a Delaware limited partnership (MF XI Q). Yogen K. Dalal, Janice M. Roberts and Robert T. Vasan are managing directors of Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. The individuals listed herein may be deemed to have voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF PF II, MF XI and MF AF VI, but disclaim such beneficial ownership except to the extent of his or her pecuniary interest therein. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025.

(4)

Based on the Form 4 filed by Tallwood I, L.P. on March 2, 2012, consists of 765,739 shares held by Tallwood I, L.P. , 243,384 shares held by the Banatao Living Trust DTD 7/21/99, 25,909 shares held by Tallwood Management Co., LLC and 616,788 shares held by Tallwood Partners, LLC. Diosdado P. Banatao, one of our directors, is the managing member of Tallwood Management Co. LLC, which is the general partner of Tallwood I, L.P. The Banatao Living Trust directly or indirectly holds 100% of the membership interests in Tallwood Management Co. LLC and Tallwood Partners, LLC. Mr. and Mrs. Banatao, as trustees of the Banatao Living Trust, hold shared voting and dispositive power over the securities held by these funds. Mr. and Mrs. Banatao disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The principal business address of Tallwood I, L.P., Tallwood Management Co. LLC and Tallwood Partners, LLC is 3000 Sand Hill Road, Building. 3, Suite 240, Menlo Park, CA 94025.

(5)

Based on the Schedule 13G filed by Allianz Global Investors Capital LLC (AGIC) on February 13, 2012, represents shares held by investment advisory clients or discretionary accounts of which AGIC is the investment adviser. Investment advisory contracts grant to AGIC voting and/or investment power of over the securities held by its clients or in accounts that it manages. As a result AGIC may be deemed to beneficially own the securities held by its client or accounts.

(6)

Based on the Schedule 13G filed by TimeSquare Capital Management, LLC (TimeSquare) on February 8, 2012, represent shares held by investment advisory clients of which TimeSquare is the investment adviser. As investment adviser, TimeSquare has voting and dispositive power with respect to these shares.

(7)

Based on the Schedule 13G filed by RS Investment Management Co. LLC (RSIM) represent shares held by investment advisory clients of which RSIM is the investment adviser. Guardian Investor Services LLC (GIS) is the parent company RSIM and The Guardian Life Insurance Company of America is the parent company of GIS and RSIM.

(8)

Includes 647,772 shares subject to options that are immediately exercisable, of which 35,845 shares are subject to our right of repurchase as of September 29, 2012. Also includes an aggregate of 84,878 shares held by Mr. Sohn’s three children.

(9)	Includes 238,934 shares subject to options that are immediately exercisable, of which 28,571 shares are subject to our right of repurchase as of September 29, 2012.

(10)	Includes 26,106 shares subject to options that are immediately exercisable, of which 14,286 shares are subject to our right of repurchase as of September 29, 2012.

(11)	Includes shares held by Tallwood L.P.

(12)	Includes 8,211 restricted shares that are subject to forfeiture as of September 29, 2012.

(13)	Includes 20,357 shares subject to options that are immediately exercisable.

(14)	Includes 7,139 restricted shares that are subject to forfeiture as of September 29, 2012.

(15)	Includes shares held by entities affiliated with Walden International.

(16)	Includes 136,854 shares subject to options that are immediately exercisable, of which 28,571 shares are subject to our right of repurchase as of September 29, 2012.

(17)

Includes 422,251 shares subject to options that are immediately exercisable, of which 71,428 shares are subject to our right of repurchase as of September 29, 2012. Also includes 15,350 outstanding restricted shares that are subject to forfeiture as of September 29, 2012.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 26, 2012. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting of Stockholders will be ineligible for presentation at the 2013 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Special Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

John Edmunds
Chief Financial Officer and Secretary

Santa Clara, California

August     , 2012